Exhibit 99.1

To: Directors and Executive Officers of Skydance Corporation

From: Stephanie Kyoko McKinnon, General Counsel and Secretary

Date: October 15, 2026

Re: Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

In accordance with Section 306 of the Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 104 of Regulation BTR as promulgated by the Securities and Exchange Commission, Skydance Corporation (the “Company” or “SKYD”) is notifying you of current restrictions on your ability to engage in certain activities regarding SKYD equity securities, namely SKYD’s Class B Common Stock, $0.001 par value (“Class B Common Stock”). These restrictions are occurring in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 27, 2026, among Company, Warner Bros. Discovery, Inc. and the other parties thereto (collectively, the “Transaction”).

Such restrictions are due to a “blackout period” that is also impacting the SKYD Class B Common Stock Fund (the “Stock Fund”) in the Paramount Global 401(k) Plan (the “Plan”). Plan participants received a separate blackout notice from the Plan regarding their Plan investment in the Stock Fund. These restrictions, which are mandated by the Act, apply to your investments in the Class B Common Stock or other SKYD securities held outside the Plan. The purpose of this notice is to inform you that by reason of, and throughout, the Plan’s blackout period, you are prohibited from directly or indirectly purchasing, exercising, selling or otherwise transferring Class B Common Stock or other equity or derivative securities with respect to Class B Common Stock or other SKYD securities, or exercising warrants or stock options with respect to Class B Common Stock or other SKYD securities if those securities were acquired in connection with your service or employment as a director or executive officer of SKYD. Transactions covered by this trading prohibition include those involving your direct ownership, as well as any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The blackout period with respect to Class B Common Stock is occurring so that, after the effective time of the Transaction, the Plan receives the correct number of additional shares of Class B Common Stock in the Plan’s Stock Fund, in lieu of the warrant dividend being issued to certain other shareholders of Class B Common Stock.

During the Plan’s blackout period, participants and beneficiaries in the Plan are unable to: (1) direct or diversify the assets held in their account into or out of the Stock Fund; and (2) obtain a loan, withdrawal or distribution from the Plan with respect to any portion of the participant’s account invested in the Stock Fund.

The Transaction closed on October 6, 2026 .The blackout period began on October 5, 2026 at 4 p.m. New York City time and is expected to end during the week of October 18, 2026.

Although the Company typically must provide you with 15 calendar days advance notice of any blackout period under Regulation BTR, that requirement does not apply in this case because the Company was unable to provide advance notice of the blackout period due to events that were unforeseeable to, or circumstances that were beyond the reasonable control of, the Company. A copy of that written determination is attached.

The blackout period described herein is separate from, and in addition to, any other trading restrictions that may be applicable to you, such as the restrictions on trading under the SKYD Insider Trading Policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in Class B Common Stock.

If you have any questions about the blackout period, including the actual end date of the blackout period, you may contact the General Counsel of Skydance Corporation by mail at 1515 Broadway, New York, New York 10036, or by telephone at (212) 258-6000.

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or executive officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of SKYD equity and derivative securities during the blackout period. The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules.

October 15, 2026

Reference is made to the Paramount Global 401(k) Plan (the “Plan”). The “blackout period” with respect to the Plan relates to the closing of transactions contemplated by the Agreement and Plan of Merger, dated as of February 27, 2026, among Skydance Corporation (f/k/a Paramount Skydance Corporation, the “Company”), Warner Bros. Discovery, Inc. and certain other parties thereto (the “Transaction”). In accordance with Section 306 of the Sarbanes-Oxley Act of 2002, the Company has determined that, due to events that were unforeseeable to it, or circumstances that were beyond its reasonable control, the Company was not able to provide advance notice of the foregoing restriction with respect to the Plan.

SKYDANCE CORPORATION

By:	/s/ Stephanie Kyoko McKinnon
Name:	Stephanie Kyoko McKinnon
Title:	General Counsel and Secretary